Exhibit 99.1

                    Reports Third Quarter EPS of 11 Cents on
     Strong Enterprise Sales Growth; Branded Sales up 19 Percent; Operating
                          Income Improves $4.4 Million



    REDMOND, Wash.--(BUSINESS WIRE)--Aug. 18, 2005--Advanced Digital Information Corporation (NASDAQ:ADIC) today announced earnings for the third quarter ended July 31, 2005 of $7.4 million, or 11 cents per share, on sales of $111 million versus a loss of $1.4 million, or two cents per share, on sales of $110 million during the same quarter last year. The Company earned $733,000, or one cent per share, on sales of $106 million during the immediately preceding second quarter.
    Gross profit as a percentage of sales was 30.0 percent during the third quarter, up from 26.9 percent on similar sales during the same quarter last year and down slightly from 30.8 percent reported in the immediately preceding quarter. Operating profit of $1.1 million was up $4.4 million from an operating loss of $3.3 million reported in third quarter 2004 and up more than $1 million from operating profit of $41,000 reported for second quarter 2005.
    "We are delighted to report improving results amid further confirmation that our strategy is working," said Chair and Chief Executive Officer Peter van Oppen. "We saw excellent growth of our branded products with an increase of 19 percent over third quarter 2004 and sequential growth of seven percent. Sales of enterprise-class products were particularly strong during the period and had a positive effect on gross margin. Margins were up more than 300 basis points over third quarter last year and we believe the small sequential decline in margin percentage will not disrupt this longer-term trend," he said.
    "Our OEM business was, as expected, down about $10 million from last year, but was relatively flat sequentially and we are pleased to note excellent progress on new OEM programs which should begin to generate growth toward the end of this calendar year," according to van Oppen. "Despite normal competitive challenges and pricing declines on maturing OEM products, we continue to enjoy excellent and growing relationships with our major resellers and partners," he said.
    The Company noted branded sales represented approximately 62 percent of revenue during the third quarter, while OEM sales equaled about 38 percent of total revenue. Service revenues, which are included in branded sales, were up nearly 23 percent over the same period last year and approximately flat sequentially.
    Operating expenses were down $748,000 from the same quarter last year and down $533,000 from the preceding second quarter. Lower operating expenses were attributed to a reduction in sales and marketing costs partially offset by increases in R&D and administrative costs. The Company expects sales and marketing costs to begin growing again during the current quarter.
    Other income of $2.8 million for the quarter includes a previously announced gain of $2.5 million related to the sale of a facility in Germany. The Company also reported a tax benefit of $3.5 million during the quarter, reflecting recent successful conclusion of Federal tax audits for the years 2000-2002.
    Net cash provided by operating activities for the nine months ended July 31 was $37 million. Subtracting reported cash flow from operations through April 30 indicates third quarter cash flow from operations was approximately $15 million.
    Total cash and marketable securities were $241 million, approximately equal to the balance at the end of the second quarter and up from $226 million reported at the end of third quarter 2004. Under existing and continuing share repurchase authorizations, the Company repurchased approximately 1.9 million shares during the third quarter at an average price of $7.63 per share, for a total cost of $14.3 million. Over the past six months, the Company has repurchased approximately 2.9 million shares at an average cost of $7.88 per share, for a total cost of $22.8 million.

    About ADIC

    Advanced Digital Information Corporation (NASDAQ:ADIC) is a leading provider of Intelligent Storage(TM) solutions to the open systems marketplace. ADIC is the world's largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.(1) The Company's data management software, storage networking appliances, and disk-based backup and restore solutions provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers, OEMs and partnerships, including Apple, Cray, Dell, EMC, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

    (1) Market Share: Gartner Dataquest, Tape Automation Systems Market Shares, 2004, F. Yale, August 2005. ADIC is a registered trademark and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

    This release contains forward-looking statements relating to the Company's future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words "expect", "anticipate", and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, purchase deferrals by customers, acceptance of new products, success of new sales channels, technical competition or obsolescence, supply constraints, changes in market pricing, production problems and the Company's ability to complete announced restructurings on schedule. Reference is made to the Company's Annual Report on Form 10-K for the year ended October 31, 2004 for a more detailed description of factors that could affect the Company's actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

    Conference Call

    There will be a conference call to discuss third quarter results as well as estimates for the fourth quarter of fiscal 2005 at 1:30 p.m. PT (4:30 p.m. ET) on August 18, 2005. The call can be accessed live on our website at www.adic.com/ir.




               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except for per share amounts)
                              (Unaudited)


                               Three Months Ended   Nine Months Ended
                                     July 31,             July 31,
                                  2005       2004      2005      2004
                               --------   --------  --------  --------
Revenue:
  Product                     $ 97,024   $ 98,648  $286,701  $306,410
  Service                       13,991     11,386    41,305    32,996
                               --------   --------  --------  --------
    Total revenue              111,015    110,034   328,006   339,406

Cost of revenue:
  Product                       67,775     71,338   199,578   217,791
  Service                        9,983      9,049    29,642    26,324
                               --------   --------  --------  --------
    Total cost of revenue       77,758     80,387   229,220   244,115

Gross profit                    33,257     29,647    98,786    95,291

Sales and marketing             16,149     17,522    49,058    48,939

General and administrative       6,321      5,823    19,012    18,107

Research and development         9,692      9,565    30,999    28,265
                               --------   --------  --------  --------

Operating profit (loss)          1,095     (3,263)     (283)      (20)

Other income, net                2,797        526     4,691     1,956
                               --------   --------  --------  --------

Income (loss) before
 benefit for income taxes        3,892     (2,737)    4,408     1,936

Benefit for income taxes        (3,488)    (1,331)   (3,435)     (106)
                               --------   --------  --------  --------

Net income (loss)             $  7,380   $ (1,406) $  7,843  $  2,042
                               ========   ========  ========  ========

Basic net income (loss) per
 share                        $   0.11   $  (0.02) $   0.12  $   0.03
                               ========   ========  ========  ========

Diluted net income (loss) per
 share                        $   0.11   $  (0.02) $   0.12  $   0.03
                               ========   ========  ========  ========

Shares used in computing basic
 net income (loss) per share    62,468     64,235    63,189    64,135
                               ========   ========  ========  ========

Shares used in computing
 diluted net income (loss)
 per share                      62,626     64,235    63,466    65,040
                               ========   ========  ========  ========



               ADVANCED DIGITAL INFORMATION CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)


                                                  July 31, October 31,
                                                     2005        2004
                                                   --------- ---------
                      ASSETS

Current assets
   Cash and cash equivalents                       $ 51,368  $ 94,695
   Accounts receivable, net                          94,476    93,025
   Inventories, net                                  25,719    38,728
   Marketable securities                            189,220   138,238
   Other current assets                              13,976    13,602
                                                    --------  --------
     Total current assets                           374,759   378,288

Property, plant and equipment, net                   44,634    45,913
Service parts for maintenance, net                   28,364    29,993
Investments                                           3,416     2,769
Other non-current assets                             23,329    18,067
                                                    --------  --------
                                                   $474,502  $475,030
                                                    ========  ========


       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Deferred revenue - current                      $ 35,481  $ 31,727
   Other current liabilities                         72,233    65,200
                                                    --------  --------
     Total current liabilities                      107,714    96,927

Deferred revenue - long-term                         15,703    13,605
Other long-term liabilities                             400       600
Shareholders' equity                                350,685   363,898
                                                    --------  --------
                                                   $474,502  $475,030
                                                    ========  ========


               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)


                                                   Nine Months Ended
                                                       July 31,
                                                 --------------------
                                                      2005       2004
                                                  ---------  ---------

Cash flows from operating activities:
  Net income                                     $   7,843  $   2,042
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                   19,670     18,235
    Bad debt expense                                   643         46
    Inventory obsolescence                           1,538      2,442
    (Gain) loss on securities and investment
     transactions                                       22       (446)
    Gain on assets held for sale                    (2,485)        --
    Deferred income taxes                           (4,770)       (36)
    Tax benefit from exercise of stock options         198      1,777
    Other                                               32         49
  Change in assets and liabilities:
    Accounts receivable                             (1,064)    13,135
    Inventories                                     11,305    (15,020)
    Other current assets                            (1,563)      (571)
    Service parts for maintenance                   (6,789)    (7,959)
    Current liabilities                              6,158      1,885
    Deferred revenue                                 6,487      8,571
                                                  ---------  ---------
Net cash provided by operating activities           37,225     24,150
                                                  ---------  ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment        (11,602)   (12,755)
  Proceeds from assets held for sale                 4,498     16,740
  Purchase of marketable securities               (222,156)  (100,494)
  Proceeds from securities transactions            171,176     73,080
  Purchase of other investments                       (669)      (504)
  Purchase of intangible assets                         --       (200)
  Return of investment on other investments             --         71
                                                  ---------  ---------
Net cash used in investing activities              (58,753)   (24,062)
                                                  ---------  ---------
Cash flows from financing activities:
  Repayment of short-term and long-term debt            --     (1,221)
  Repurchase of common stock                       (22,794)    (9,510)
  Proceeds from issuance of common stock for
   stock options and Stock Purchase Plan             2,004      6,551
                                                  ---------  ---------
Net cash used in financing activities              (20,790)    (4,180)
                                                  ---------  ---------
Effect of exchange rate changes on cash             (1,009)       285
                                                  ---------  ---------
Net decrease in cash and cash equivalents          (43,327)    (3,807)
Cash and cash equivalents at beginning of period    94,695     91,451
                                                  ---------  ---------
Cash and cash equivalents at end of period       $  51,368  $  87,644
                                                  =========  =========



    CONTACT: ADIC
             Jon Gacek, 425-881-8004
             or
             Investor Relations:
             Stacie Timmermans, 425-881-8004